Exhibit 10.2

FORM OF

TRANSITION SERVICES AGREEMENT

among

CENDANT CORPORATION,

REALOGY CORPORATION,

TRAVELPORT INC.

and

WYNDHAM WORLDWIDE CORPORATION

Dated as of [            ], 2006

i

ii

Schedules

Schedule 1.16	Cendant Supervisory Expenses
Schedule 1.9	Employees
Schedule 2.4	Allocation of Costs of Consents

iii

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [            ], 2006 (the “Effective Date”), by and among Cendant Corporation, a Delaware corporation (which is expected to be renamed Avis Budget Group, Inc., “Cendant”), Realogy Corporation, a Delaware corporation (“Realogy”), Travelport Inc., a Delaware corporation (“Travelport”), and Wyndham Worldwide Corporation, a Delaware corporation (“Wyndham”). Each of Cendant, Realogy, Travelport and Wyndham is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, Cendant, Realogy, Travelport and Wyndham have entered into a Separation and Distribution Agreement (the “Separation Agreement”) which sets forth, among other things, the terms of the separation, which shall occur in a series of transactions, by Cendant of its Real Estate Business, Travel Business and Hospitality Business (such transactions, as may be amended or modified from time to time, the “Separations”), and pursuant to which each Party has agreed to provide to the other Parties and their respective Subsidiaries, as applicable, certain transitional, administrative and support services on the terms set forth in this Agreement and the Exhibits hereto;

WHEREAS, it is currently expected that following the consummation of the plan of separation (i) the Real Estate Business, shall be owned and conducted, directly or indirectly, by Realogy, (ii) the Hospitality Business, shall be owned and conducted, directly or indirectly, by Wyndham, (iii) the Travel Business shall be owned and conducted, directly or indirectly, by Travelport and (iv) the Vehicle Rental Business shall be owned and conducted, directly or indirectly, by Cendant; and

WHEREAS, Cendant, Realogy, Travelport and Wyndham have each determined that it is desirable to enter into this Agreement, which sets forth the terms of certain relationships and other agreements among Cendant, Realogy, Travelport and Wyndham as set forth herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the Parties hereby agree as follows:

Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Section 10.19.

ARTICLE I

SERVICES

Section 1.1 Provision of Services.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Party, as Service Provider, agrees to provide (or cause one of its Subsidiaries or Affiliates to provide) to such other Party (or to one of its Subsidiaries or Affiliates), as Service Recipient, in each case as applicable, those services described in the exhibits attached hereto (each an “Exhibit”, and each such Exhibit, together with the terms and conditions of this Agreement, a “Services Agreement”), each on and pursuant to the terms set forth therein (together, with the Additional Services (as defined in Section 1.2), the “Services”); provided, that as between any Parties that are Affiliates, the rights and obligations hereunder shall be suspended as between such Parties for so long as such Parties remain Affiliates.

(b) The Parties agree and acknowledge that the obligation to provide, and the right to receive, any Services (or portions thereof) may be assigned, allocated and/or contributed, in whole or in part, to any Affiliate(s) of a relevant Party (which may include another Party, for so long as such other Party is an Affiliate of the relevant Party). To the extent so assigned, allocated and/or contributed, the relevant Affiliate shall be deemed the relevant Service Provider or Service Recipient, as applicable, with respect to the relevant portion of such Service(s).

(c) Nothing herein shall prohibit, modify or limit Cendant’s ability to transfer or allocate assets and liabilities, as the case may be, to any entity in connection with, or in contemplation of, the Separations or otherwise, and to the extent that any such transfer or allocation results in a change to which Party reasonably should be Service Provider(s) and/or Service Recipient(s) then the relevant Parties shall make such amendments, revisions or modifications to the Exhibits as are reasonably necessary to reflect the appropriate Service Provider(s) and/or Service Recipient(s) as the case may be.

Section 1.2 Additional Services. From time to time during the Term (as defined in Section 1.4), a Service Recipient may find it desirable to request, in addition to the Services described in the applicable Exhibits, additional services to be made available to such Service Recipient by the applicable Service Provider (provided that such Services are of a type generally provided by such Service Provider (or, if the capacity to provide such service is transferred by an Affiliate of such Service Provider (as described in Section 1.1 hereof), by an Affiliate of such Service Provider) prior to the Effective Date) (“Additional Services”). In the event that such Service Recipient makes a written request that a Service Provider provide Additional Services and such Service Provider agrees to provide such Additional Services, the relevant Parties shall negotiate in good faith and execute amendments to the relevant Exhibits for such Additional

Services that shall set forth, among other things, (a) the time period during which the Additional Services shall be provided, (b) a description of the Additional Services, and (c) the estimated charge for the Additional Services. A Service Provider’s obligations with respect to providing any such Additional Services shall become effective only upon an amendment to the relevant Exhibits being duly executed and delivered by the relevant Service Provider and the relevant Service Recipient. It is understood that a Service Provider has no obligation to provide Additional Services and may reject any request by any Service Recipient for Additional Services for any reason or for no reason.

Section 1.3 Obligations as to Additional Services; Transition and Migration Assistance.

(a) The relevant Service Provider agrees to enter into discussions with a requesting Service Recipient to provide any Additional Services that (i) (1) are directly dependent upon or inextricably intertwined with the Services and (2) were inadvertently and unintentionally omitted from the list of Services, or (ii) comprise transition or migration assistance from a Service by such Service Provider to the successor service thereto; provided, however, that the Service Provider shall not be obligated to provide such Additional Services if, following good-faith negotiation, the relevant Parties are unable to reach agreement on such terms.

(b) Notwithstanding the foregoing in Sections 1.2 and 1.3(a), to the extent that a Service Recipient Party requests transition or migration assistance (i) that is directly related to a Service being provided by a Service Provider Party and (ii) for which Service Provider Party is the only reasonably available source of knowledge or expertise relating to such transition and migration assistance, then the Service Provider Party shall use commercially reasonable efforts to provide such transition and migration assistance. The Service Provider Party and Service Recipient Party shall mutually determine in good faith the timeline and scope for such assistance, in light of Service Recipient’s requirements and business risk associated with disruptions in services, and Service Provider Party’s resource constraints and reasonable competing demands for use of such resources. The Service Provider Party and Service Recipient Party shall mutually agree on a budget for such assistance, which shall be provided at actual cost.

Section 1.4 Term of Agreement and Services. The term of a Services Agreement shall (subject to suspension under the terms set forth in Section 1.1(a)) commence upon the date or time set forth in the applicable Exhibit and, unless earlier terminated by the relevant Parties as provided herein, shall expire in accordance with the terms of such Services Agreement (the “Term”).

Section 1.5 Subcontracting of Services. Each Service Recipient Party to a Services Agreement acknowledges that the Service Provider may have subcontracted with unaffiliated third parties to provide services in connection with all or any portion of the Services to be provided under such Services Agreement; provided, that no such arrangement shall otherwise relieve such Service Provider of its obligations hereunder. The Service Provider reserves the right at any time during the Term to subcontract with either an Affiliate or unaffiliated third parties to provide the Services or to enter into new subcontract relationships for any Service; provided, that the level of service remains materially consistent with the level of service previously provided to the Service Recipient. Notwithstanding the foregoing, each Service Recipient Party to a Services Agreement acknowledges that any Services subcontracted to a third party will be provided in accordance with the applicable Service Provider Party’s agreement with such third party, subject to Section 1.6.

Section 1.6 Standard of Service.

(a) Each Service Provider Party to a Services Agreement agrees that in providing (or causing others to provide) the Services under such Services Agreement, it shall (and shall cause each Affiliate or advisor and, to the extent practicable, any other third-party service provider to): (i) conduct itself in accordance with standards of service (including quality) no less than the then-current standards applied by the applicable Service Provider Party hereafter with respect to the specific matters in question in its own business, but in no event less than the standards applied by the applicable Service Provider Party for Service Recipient as of the Effective Date under this Agreement with respect to the specific matters in question and (ii) comply in all material respects with any applicable standards, procedures, policies, operating guidelines, practices and instructions specifically set forth in the Exhibits describing the relevant Services. In the event of a conflict between 1.6(a)(i) and 1.6(a)(ii), the standards of 1.6(a)(ii) shall govern. Notwithstanding the foregoing, it shall not be deemed to be a breach of this Agreement if a Party to a Services Agreement fails to meet the standards required under this Section 1.6 because of the failure of the other Party to such Services Agreement to cooperate with or provide information or services to such Party as required under such Services Agreement.

(b) Each Party to a Services Agreement agrees that in providing or receiving Services under such Services Agreement, it shall (and shall cause each Affiliate or advisor and, to the extent practicable, any other third-party service provider to) comply with all laws, regulations and orders applicable to the conduct of the activities contemplated hereby.

Section 1.7 Right to Decline Services. Notwithstanding anything contained in a Services Agreement, a Party to a Services Agreement may decline to provide all or any part of any particular Services, if such Party reasonably believes that the performance of its obligations relating thereto would violate any applicable law, regulation, judicial or administrative ruling or decision applicable to its business, but only (a) to the extent reasonably necessary for such Party to ensure compliance therewith, (b) after such Party has applied commercially reasonable efforts to reduce the amount and/or effect of any such restrictions and (c) after such Party has delivered written notice to the other Party to such Services Agreement specifying in reasonable detail the nature of the applicable restrictions and of any proposed resulting modification in such Party’s obligations.

Section 1.8 Compensation and Other Payments. Subject to Section 1.10, each Service Recipient Party to a Services Agreement agrees to pay the Service

Provider Party to such Services Agreement (or, if the Service Provider so directs, to an Affiliate of the Service Provider) in accordance with Section 1.12, an amount equal to the sum of the following items (collectively, the “Service Recipient Payables”):

(a) An amount in cash equal to the amounts set forth in the relevant Exhibits; and

(b) If applicable, the charge for any Additional Services provided by the Service Provider pursuant to Section 1.2.

(c) With respect to any Service under any Services Agreement which is subject to the “true up” provisions of Section 1.10 and also with respect to any other Service that is provided “at cost,” the Service Provider Party shall not make any expenditure(s), individually or in the aggregate, that would result in the total cost for such Service exceeding one hundred fifteen percent (115%) of the expected total cost of such Service (unless such expenditure or estimated expenditure is otherwise set forth in the applicable Exhibit), without the prior written consent of the Service Recipient Party.

(d) Notwithstanding Section 1.8(c), if the Service Provider Party reasonably believes that it cannot provide the Services to the Service Recipient Party without making an expenditure that is subject to Section 1.8(c), then the Service Provider Party supplying the Service shall so notify the Service Recipient Party in writing. Such notification shall include a specific description of (i) the known material benefits and consequences of both consenting to or rejecting such expenditure, including the extent to which Services could not be provided to such Service Recipient without such expenditure. If more than one Service Recipient Party receives Services that will benefit from such expenditure, then the Service Provider Party shall include in such notice: (i) the portion of such expenditure that such Service Recipient Party would be obligated to pay (including what portion such Service Recipient Party would be obligated to pay if any one or more of the other Service Recipient Parties rejects such expenditure) and (ii) to the extent such Services are reasonably providable to a Service Recipient Party without such expenditure, a good faith estimate of the incremental costs of providing such Services to such Service Recipient Party without such expenditure (including the impact on such incremental costs of any rejections or consents to such expenditure by any other Service Recipient Parties). Within fifteen (15) days after the Service Recipient Party receives such written notification from Service Provider, the Service Recipient Party shall either consent to (which consent shall not be unreasonably withheld or delayed) or reject the proposed expenditure; provided, that failure to consent to or reject the proposed expenditure within such time period shall be deemed a consent to the proposed expenditure. In the event of any such rejection: (i) such rejection shall also be deemed a rejection of the Services corresponding to such expenditure (to the extent not reasonably providable without such expenditure) with no obligation of or liability to the Service Provider (or its Affiliates) with respect thereto, (ii) to the extent any such corresponding Services are reasonably providable without such expenditure, such Service Recipient Party shall be responsible for all incremental costs of providing such Services to such Service Recipient Party without such expenditure and (iii) for the avoidance of doubt, any Transition Costs and Unrecovered Costs with respect to any terminated Services will remain the responsibility of the Service Recipient in accordance with Section 9.3(b).

Section 1.9 Employee Severance Costs. Upon the termination of employment of any of the employees providing Services under any one or more Services Agreements who are listed on Schedule 1.9, where such termination is primarily due to the termination or reduction of the Services which such employee was supporting, each Service Recipient Party to such Services Agreement(s) shall reimburse the Service Provider Party for a portion of the severance costs associated with such employee’s termination of employment (the “Employee Severance Cost”), such portion to be in proportion to such employee’s time allocable to the benefit received by such Service Recipient Party, as determined by the Service Provider Party utilizing a good faith analysis in accordance with the Service Provider Party’s historical methodology for assessing and allocating similar expenses among its Affiliates, or if there is no such historical methodology for such Services, then in accordance with the methodology used to determine the pricing in the applicable Exhibit determined by Service Provider; provided, however, that if any Service Recipient Party, or the Service Provider Party, or any of their respective Affiliates, re-hires (as employee or contractor) such terminated employee within twelve (12) months following such termination of employment (the “Re-Hire Reimbursement Period”), such party shall be responsible for the Re-Hire Severance Reimbursement Amount, and any other Service Recipient Parties and the Service Provider Party shall allocate the remainder of the Employee Severance Cost less the Re-Hire Severance Reimbursement Amount among each other as described above in this Section 1.9. Such re-hiring Party shall notify and reimburse (within thirty (30) days of such re-hire) the other Service Recipient Party or Parties and the Service Provider Party, as applicable, for any Employee Severance Costs previously paid by such Service Recipient Party or Parties or absorbed by the Service Provider Party but that are reallocated pursuant to this Section 1.9 to the hiring Party. “Re-Hire Severance Reimbursement Amount” means, with respect to any Employee Severance Cost, the Employee Severance Costs multiplied by the remainder of one (1) – (the time period between when such employee was terminated and re-hired (expressed in months) divided by the Re-Hire Reimbursement Period). The foregoing in this Section 1.9 shall not apply to any members of the Oversight Committee, in their capacity as members of the Oversight Committee. Except as set forth in this Section 1.9, each Service Provider Party will be responsible for its own employee severance costs; such severance costs will not be included for purposes of any “true up” pursuant to Section 1.10.

Section 1.10 Annual Compensation True-Up.

(a) With respect to Exhibits [        ], each Service Provider Party under such Services Agreement shall deliver to the Service Recipient Party under such Services Agreement a cost adjustment report within ninety (90) days after the end of each calendar year (including calendar year 2006) during the Term (except that, upon expiration or termination of the last of any Services Agreements between any Service Provider Party and any Service Recipient Party, such cost adjustment report shall be delivered within ninety (90) days after the expiration or termination date of such last Services Agreement, rather than within ninety (90) days after the end of the calendar year in which such expiration or termination occurs). Such cost adjustment report shall specify (i) the total charges incurred by the Service Recipient Party during such calendar year under such Services Agreement, as determined by the fees and other charges set forth in the applicable Exhibit; (ii) the Service Provider Party’s Costs for the Services provided to the Service Recipient Party (and/or its Affiliates) under such Services Agreement during such calendar year, together with a reasonably specific itemization of such Costs; and (iii) the “Adjustment Amount”, which is defined as the aggregate Costs incurred by the Service Provider Party to provide such Services (as described in (ii) above) less the aggregate fees and other charges calculated in accordance with the applicable Services Agreement (as described in (i) above). If the Adjustment Amount is positive, then the Service Provider Party shall include an invoice with such report for such Adjustment Amount, which amount shall be due and payable within thirty (30) days after receipt of such invoice, as well as subject to contention in accordance with the provisions of Section 1.12. If the Adjustment Amount is negative, then the Service Provider Party shall credit the Service Recipient Party for the Adjustment Amount against the next payment(s) due to the Service Provider Party by the Service Recipient Party under such Services Agreement, and to the extent any such Services are no longer being provided, the Service Provider Party shall remit payment for such negative amount to the Service Recipient Party together with the cost adjustment report.

(b) “Cost” means, with respect to any Services, the actual cost incurred by the Service Provider Party in connection with the provision of such Services under the applicable Services Agreement; more specifically, “Cost” shall equal the sum (without duplication) of: (i) all actual out-of-pocket costs paid by the Service Provider Party and its Affiliates to third parties (other than any Affiliates of the Service Provider Party) with respect to such Services; (ii) all direct costs incurred by the Service Provider Party and its Affiliates in providing such Services (including the portion of any costs allocable only in part to the Services provided to the Service Recipient Party and its Affiliates, as determined by Service Provider utilizing a good faith analysis in accordance with the Service Provider Party’s historical methodology for assessing and allocating similar expenses among its Affiliates, or if there is no such historical methodology for such Services, then in accordance with the methodology used to determine the pricing in the applicable Exhibit); (iii) a reasonable allocation of all general overhead, including TSA Overhead, and other similar expenses attributable to the provision of such Services provided to the Service Recipient Party and its Affiliates, allocated as determined by Service Provider utilizing a good faith analysis in accordance with the Service Provider Party’s methodology for assessing and allocating similar expenses among its Affiliates, or if there is no such historical methodology for such Services, then in accordance with the methodology used to determine the pricing in the applicable Exhibit; provided, however, that with respect to travel expenses incurred by the Service Provider in connection with providing Services, the Costs with respect to such travel expenses shall be incurred in conformity with Cendant’s travel policy as in effect on the Effective Date under this Agreement.

(c) Notwithstanding any of the foregoing in this Section 1.10, this Section 1.10 shall not apply to (i) employee termination costs and expenses, which are covered by Section 1.9 or (ii) any Additional Services under any Services Agreement, unless the applicable Exhibit for such Services Agreement specifically makes such Additional Services subject to this “true up” provision.

Section 1.11 Cost-Effective Provision of Services. Each Service Provider Party shall use commercially reasonable efforts to (i) utilize resources and otherwise provide the Services in a cost-effective manner, and (ii) minimize any Transition Costs and Unrecovered Costs. Without limiting the foregoing, as the volume of any Services is reduced by any Service Recipient Party under any Services Agreement or as any portion of any Services under any Services Agreement is terminated, the applicable Service Provider Party shall use commercially reasonable efforts to reduce the Costs associated with providing the remaining Services, to the extent practicable. Such efforts shall include, without limitation, the termination or reallocation of personnel, and the cancellation of leases for, or reallocation or sale of equipment and other resources that had previously been allocated to providing the terminated or reduced Services, without materially adversely effecting the standard of service to be provided for the remaining Services as required pursuant to Section 1.6 or any other services provided by such Service Provider Party; provided, however, that such Service Provider Party shall not be required to terminate the employment of, or reallocate, any employee, if it does not charge any other Party for the costs of employing such employee or will not do so following such reduction in Services.

Section 1.12 Billing and Payment Terms.

(a) Each payor Party under a Services Agreement (or, if applicable, its Affiliate) agrees to pay each payee Party, or if such payee Party so directs, an Affiliate of such payee Party, in accordance with, and subject to, the billing and payment terms set forth in such Services Agreement. On the first of each month following the effective date of a Services Agreement each payee Party to such Services Agreement shall provide each applicable payor Party to such Services Agreement with one invoice detailing the charges for all amounts due by such payor Party to such payee Party under all Services Agreements entered into among such Parties and each Party shall pay such invoices within thirty (30) days after receipt of such invoice. Amounts not paid in accordance with this Section 1.12(a) within thirty (30) days after receipt of such invoice shall accumulate interest at a rate per annum equal to the then applicable Prime Rate plus four percent (4%) (or the maximum legal rate, whichever is lower) (such rate being referred to herein as the “Interest Rate”). In addition, each payor Party to a Services Agreement agrees that in the event (i) it does not pay amounts owed pursuant to a Services Agreement in accordance with this Section 1.12 and (ii) such payor Party is entitled to proceeds from a Cendant Contingent Asset (as such term is defined in the Separation Agreement), then at the request (and in the sole discretion) of the payee Party such payor Party shall instruct the Party responsible for remitting the proceeds from such Cendant Contingent Asset to remit all or a portion of such payor Party’s share of such proceeds to the payee Party in an amount up to the amount in default. Upon the termination of the Services, the payee Party will invoice the payor Party for Services incurred or other applicable charges since the last invoice in accordance with the terms and conditions set forth in the applicable Services Agreement.

(b) In the event a payor Party to a Services Agreement does not pay any sum, or any part thereof, in accordance with Section 1.10(a), the payee Party to such Services Agreement shall, effective thirty (30) days following the delivery of written notice to such payor Party of such payment default, have no further obligation pursuant to this Agreement to provide Services to such payor Party until such unpaid balance plus all accrued interest at the applicable Interest Rate shall have been paid.

(c) Each applicable payor Party shall promptly notify the applicable payee Party in writing of any amounts billed to it that are in dispute; provided, that no such dispute and notice shall relieve such payor Party from paying, nor may such payor Party withhold, any amounts owed to the payee Party pursuant to Section 1.12(a). Upon receipt of such notice, the applicable payee Party will research the items in question in a reasonably prompt manner and cooperate to resolve any differences with such payor Party. In the event that the relevant Parties mutually agree that any amount that was paid by such payor Party was not properly owed, the payee Party will refund that amount plus Interest (accumulating from the original due date for such amount) to such payor Party within thirty (30) days after receipt of such notice (or, alternatively, the payee Party may deduct the dollar amount from the next invoice submitted to such payor Party). In the event agreement is not reached by the relevant Parties within thirty (30) days after receipt of the notice referred to above, the matter shall be referred to resolution in accordance with Section 10.7.

Section 1.13 Interruption of Services.

(a) Except as otherwise provided herein, each Service Provider Party to a Services Agreement, will use its commercially reasonable efforts to provide uninterrupted Services to the Service Recipient Party to such Services Agreement through the Term. In the event, however, that any such Service Provider, or its respective suppliers or subcontractors are wholly or partially prevented from providing a Service or Services to a Service Recipient or if a Service or Services are interrupted or suspended, in either case by reason of any force majeure event set forth in Section 10.1, or the Service Provider shall deem it reasonably necessary to suspend delivery of a Service hereunder for purposes of maintenance, repair or replacement of equipment parts or structures, the Service Provider shall not be obligated to deliver such Service during such periods; provided, that the Service Provider: (i) has given, whenever possible, reasonable written notice of the interruption in accordance with Section 10.6 within a reasonable period of time, explaining the reason, purpose and likely duration thereof; and (ii) use commercially reasonable efforts to minimize the duration and impact of the interruption. If such interruption of Services has a more than minimal negative impact on any material aspect of a Service Recipient’s business and the applicable Service Provider cannot readily and materially reinstate the Service involved, such Service Provider will use its commercially reasonable efforts to assist any such Service Recipient in securing alternative services to try to minimize such negative impact on such Service Recipient. Each Party shall promptly notify the other Party under a Services Agreement of any event or circumstance of which such Party or any of its representatives has knowledge that would or would be reasonably likely to cause a disruption in any Services under such Services Agreement.

Section 1.14 Supervision and Compensation; Independent Contractor. Each Service Provider to a Services Agreement, shall select, employ, pay, supervise, direct and discharge all the personnel providing Services for it under such Services Agreement. Each such Service Provider, shall be solely responsible for the payment of all benefits and any other direct and indirect compensation for such Service Provider personnel assigned to perform Services for it under this Agreement, as well as such personnel’s worker’s compensation insurance, employment taxes, and other employer liabilities relating to such personnel as required by law. The Service Provider shall be an independent contractor in connection with the performance of Services hereunder and the employees performing Services in connection herewith shall not be deemed to be employees of any Service Recipient and no joint venture, partnership or other relationship shall be created or implied by this Agreement.

Section 1.15 Staffing of Personnel. Each Service Provider Party to a Services Agreement shall be solely responsible for assigning reasonably competent personnel to perform the Services for it under such Services Agreement, which personnel will be instructed by such Service Provider to perform Services in a timely, efficient and workmanlike manner.

Section 1.16 Overhead Budget. The Parties acknowledge that Cendant will be required to incur certain overhead costs and expenses in connection with supervising the provision of Services to be provided under the applicable Services Agreements, including the employment of personnel (such costs and expenses, “TSA Overhead”). Schedule 1.16 sets forth (a) the categories of employees and other assets which comprise TSA Overhead, (b) the budget for the remainder of fiscal year 2006 and (c) the allocation of such TSA Overhead among Realogy, Wyndham and Travelport. The annual budget shall be proposed by Cendant and shall be subject to the consent of the other Parties, which consent shall not be unreasonably withheld or delayed. In the event that Cendant’s actual costs and expenses for TSA Overhead exceeds or is expected to exceed the budget by fifteen percent (15)%, such additional expenditures shall be approved by a majority of the other Parties.

Section 1.17 Limitation of Damages.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND SUBJECT TO SECTION 6.2, NO PARTY (OR ANY OF ITS OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF ITS AFFILIATES OR SUBSIDIARIES OR THEIR OFFICERS, DIRECTORS OR EMPLOYEES OR ANY AGENT OR SUBCONTRACTOR OF A PARTY OR OF THE FOREGOING) IN ITS CAPACITY AS SERVICE PROVIDER OR SERVICE RECIPIENT SHALL BE LIABLE FOR ANY LOSSES IN RESPECT OF SERVICES (INCLUDING THOSE SERVICES SET FORTH IN THE RELEVANT EXHIBITS), EXCEPT TO THE EXTENT THAT SUCH CLAIM ARISES FROM (X) THE MATERIAL AND INTENTIONAL BREACH BY A PARTY (OR ANY OF SUCH PARTY’S OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF SUCH PARTY’S AFFILIATES OR SUBSIDIARIES OR THEIR OFFICERS, DIRECTORS OR EMPLOYEES OR ANY AGENT OR SUBCONTRACTOR OF THE FOREGOING) OF

THIS AGREEMENT (PROVIDED THAT ANY SERVICE RECIPIENT SHALL BE LIABLE FOR ANY BREACH OF ITS OBLIGATIONS PURSUANT TO SECTION 1.12) OR ANY EXHIBIT HERETO OR (Y) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY (OR ANY OF SUCH PARTY’S OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF SUCH PARTY’S AFFILIATES OR SUBSIDIARIES OR THEIR OFFICERS, DIRECTORS OR EMPLOYEES OR ANY AGENT OR SUBCONTRACTOR OF THE FOREGOING).

(b) EACH PARTY, IN ITS CAPACITY AS SERVICE RECIPIENT, AGREES AND ACKNOWLEDGES THAT NOTWITHSTANDING ANY ASSISTANCE FROM SERVICE PROVIDER IN CONNECTION WITH THE PREPARATION OF ANY OF SERVICE RECIPIENT’S FINANCIAL STATEMENTS, SERVICE RECIPIENT SHALL HAVE SOLE RESPONSIBILITY AND CONTROL OF THE PREPARATION AND CONTENT OF ANY OF ITS FINANCIAL STATEMENTS.

(c) EACH SERVICE RECIPIENT ACKNOWLEDGES THAT (I) THE SERVICES HEREUNDER ARE NOT GUARANTEED TO BE ERROR-FREE OR DISRUPTION-FREE AND (II) EACH SERVICE PROVIDER IS NOT A COMMERCIAL PROVIDER OF THE SERVICES PROVIDED HEREIN AND IS PROVIDING THE SERVICES AS AN ACCOMMODATION AND AT COST TO SERVICE RECIPIENTS IN CONNECTION WITH THE SEPARATIONS. THE PARTIES AGREE THAT THE FOREGOING SHALL BE TAKEN INTO CONSIDERATION IN ANY CLAIM MADE UNDER THIS AGREEMENT.

ARTICLE II

MUTUAL OBLIGATIONS; COVENANTS

Section 2.1 Legal Actions.

(a) Within fifteen (15) Business Days of any Party becoming a party to, or threatened with, or otherwise receiving notice of, any legal or regulatory proceeding or investigation (including inquiries or complaints from any federal agency, state attorney general’s office, from a legislator on behalf of a constituent or from any Better Business Bureau or similar organization) (in each case, a “Proceeding”) arising out of or in connection with the Services provided hereunder, it is agreed that such Party will promptly provide written notification of such event to the other relevant Party(ies) and, to the extent reasonably requested or appropriate, the other relevant Party(ies) will cooperate with such other Party to defend, settle, compromise or otherwise resolve such Proceeding; provided, that any costs incurred by the other relevant Party related to its cooperation shall be borne by the Party against whom the Proceeding has been brought if it is determined that such Party has been grossly negligent or engaged in willful misconduct.

(b) Each Party to a Services Agreement agrees, to the extent reasonably necessary, to cooperate and consult in the defense and settlement of any

Action threatened or filed by a third party (“Third Party Action”) which implicates two or more Parties or any of their Affiliates and which relates primarily to the Services provided by or to such Parties. In addition, the Parties hereto will use their reasonable best efforts to provide assistance to any other Party with respect to any Third Party Action, and to make available to the other Party reasonable access to its directors, officers, other employees and agents as witnesses in legal, administrative or other proceedings to the extent reasonably necessary in connection with such Third Party Action. The Party providing information, consulting or witness services under this Section 2.1(b) shall be entitled to reimbursement from the other Party for reasonable and documented expenses. This Section 2.1(b) shall not apply to the extent provided otherwise by the provisions of Article VII.

(c) No Party shall have the authority to institute, prosecute or maintain any Proceeding on behalf of any other Party without the prior written consent of such other Party.

(d) Matters regarding indemnification which are covered by Article VII shall be governed exclusively by Article VII and not this Section 2.1.

Section 2.2 Providing Periodic Reports. Each Party, in its capacity as Service Provider, will provide (or cause an Affiliate of such Party to provide), upon reasonable written notice, such periodic reports with respect to the Services it provides under a Services Agreement as is reasonably requested by a Service Recipient receiving such Services, including such reports as are specified in the relevant Exhibits.

Section 2.3 Means of Providing Services. With respect to any particular Service to be provided under a Services Agreement, the Service Provider Party to such Services Agreement, shall, unless otherwise specified in the Exhibits, determine the means and resources used to provide such Service in accordance with its prudent business judgment.

Section 2.4 Consents; Further Assurances.

(a) The Parties shall reasonably cooperate and use commercially reasonable efforts to obtain all third party consents, licenses and other agreements necessary for the provision of the Services. The cost of obtaining any such consents, licenses and other agreements that primarily relate to the Separations and that are required to perform Services will be allocated as set forth on Schedule 2.4. The cost for all other consents, licenses and other agreements that are required to perform the Services shall be borne as provided in the applicable Exhibit. In the event that any consent, license or other agreement under this Section 2.4 cannot be obtained despite the Parties’ commercially reasonable efforts, then (i) the Party ascertaining that such consent, license or other agreement will not be granted by the applicable third party shall immediately notify all other affected Parties, and the Service Provider Party shall as soon as practicable notify the affected Service Recipient Parties in reasonable detail the nature of the applicable exposure and of any proposed resulting modification in the Services, (ii) the Parties shall cooperate and assist the affected Service Recipients in obtaining alternative arrangements, (iii) the Service Provider Party shall continue to provide the Services to the extent reasonably practicable under such circumstances, and (iv) the affected Parties shall use commercially reasonable efforts to reduce the amount and/or effect of disruption caused by any such failure to obtain such consent, license or other agreement.

(b) Each Party shall execute and deliver such further documents and take such other actions as may be reasonably requested of it by another Party, who is either a Service Provider to such Party or a Service Recipient of such Party, in order to effect or enable the provision of the Services contemplated hereunder. In addition, each Party shall cause its Affiliates who provide Services pursuant to any Exhibits, to perform their obligations in accordance with this Agreement and the Exhibits, including without limitation, all payment obligations hereunder and thereunder, and shall remain liable for the failure of its Affiliates to so perform.

Section 2.5 Information Technology Security and other IT Related Matters.

(a) No Party shall, and each Party shall not permit its Affiliates and its and their applicable vendors to, access or use the information systems of any other Party made available under any Services Agreement, except as expressly permitted and required for receipt or provision of the Services, as applicable, and as contemplated to otherwise perform its obligations or exercise its rights under this Agreement or any Services Agreement.

(b) Each Party under a Services Agreement (and its Affiliates and their respective third party vendors) shall not tamper with, compromise or attempt to circumvent, any physical or electronic security or audit measures employed by any other Party, to such Services Agreement (and its Affiliates and their respective third party vendors). Each Service Recipient Party under a Services Agreement shall not, without the applicable Service Provider Party’s express written consent or as otherwise provided in this Agreement, and without complying with such Service Provider Party’s security policies and procedures, access any computer system of such Service Provider Party or its Affiliates or remove from such Service Provider Party’s or its Affiliates’ premises any of such Service Provider Party’s or its Affiliates’ Confidential Information or any other property of such Service Provider Party, its Affiliates, employees, franchisees, members, or customers. Each such Service Provider Party (including its third party vendors) under a Services Agreement shall not, without the applicable Service Recipient Party’s consent or as otherwise provided in this Agreement, and without complying with such Service Recipient Party’s security policies and procedures, access any computer system of such Service Recipient Party or its Affiliates or remove from such Service Recipient Party’s or its Affiliates’ premises any of such Service Recipient Party’s or its Affiliates’ Confidential Information or any other property of the Service Recipient, its Affiliates, employees, franchisees, members, or customers.

(c) Each Service Recipient Party and each Service Provider Party under a Services Agreement (and its respective Affiliates and its and their respective third party vendors) shall comply with (i) any and all applicable privacy and information security laws, regulations, statutes, and guidelines, and (ii) the policies, standards, and guidelines for privacy, information protection, and information and system security in effect as of the Effective Date, including the Cendant GiSEC Global Security Program and Enterprise Policies and Baseline Standards in effect as of the Effective Date, as such may be modified by mutual agreement of the Parties to address security exposures and risks that may be discovered, such agreement not to be unreasonably withheld or delayed. Each of the Parties shall maintain security controls over resources it provides hereunder or personnel who may access any other Party’s (or such other Party’s Affiliates’) electronic mail, Web site, systems, or Confidential Information, which controls shall protect the confidentiality, privacy, integrity and availability of information.

(d) No Party shall, and shall cause its Affiliates to not, introduce into any computer systems, databases, or software of any other Party or its Affiliates, or of any third party to which access is provided, any viruses or any other contaminants (including, but not limited to, codes, commands, instructions, devices, techniques, bugs, web bugs, or design flaws) that may be used to access, alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit, or shut down any other Party’s or its Affiliates’ or applicable third parties’ computer systems, databases, software, or other information or property. To the extent that any Party will (i) perform services or tasks via any electronic means (including, but not limited to, electronic mail, Web site, and/or the Internet), and/or (ii) provide or cause to be provided to any other Party or its Affiliates with access to its electronic mail systems, Web sites, computer systems, and/or other Internet systems, the performing or providing Party shall implement or cause to be implemented industry-standard security to protect the other Party’s, its Affiliates’ and applicable third parties’ computer systems, network devices and/or the data processed thereon against the risk of penetration by, or exposure to, a third party. Unless otherwise agreed to by the Parties, any hardware or software accessed by the other Party or its Affiliates or provided to a Party by another Party in connection with the Services shall remain the original Party’s property (as the case may be) and must be surrendered upon the original Party’s request and/or when the Services terminate or expire.

Section 2.6 Cooperation. During the Term, the Parties shall, and shall cause each of their respective Affiliates and each of the foregoing entities’ respective agents, auditors and representatives to, cooperate with each other in good faith (i) in the performance of the Services and the Parties’ respective obligations under this Agreement to provide required services specified herein and (ii) to facilitate an orderly and efficient transition of services, processes and functions that were shared by the Parties and their respective Affiliates prior to the Separations, in each case in a manner consistent with the intent of this Agreement and without undue burden on any Party.

ARTICLE III

TAX MATTERS

Section 3.1 Service Taxes. Each Party in its capacity as Service Recipient shall pay or cause to be paid all sales, service, valued added, use, excise, occupation, and other similar taxes and duties (together in each case with all interest, penalties, fines and additions thereto) that are assessed against the relevant Parties on the provision of Services as a whole, or any particular Service (including with respect to amounts paid by the Service Provider to third parties), including Additional Services, received by any applicable Service Recipient or any of its Affiliates from any Service Provider or any of its Affiliates pursuant to the terms of this Agreement (collectively, “Service Taxes”). If required under applicable law (or, in the case of Service Taxes relating to amounts paid by the Service Provider to third parties), each Service Provider Party to a Services Agreement shall invoice the Service Recipient Party to such Services Agreement for the full amount of all Service Taxes, and such Service Recipient shall pay, in addition to the other amounts required to be paid pursuant to the terms of this Agreement, such Service Taxes to such Service Provider.

Section 3.2 Limitation of Damages. Notwithstanding anything to the contrary contained in a Services Agreement, each Service Provider Party to a Services Agreement shall not be liable for any claim in respect of Services relating to Taxes or Tax Returns of the Service Recipient Party to such Services Agreement or any of its Affiliates, except to the extent that such claim arises from the willful misconduct or gross negligence of such Service Provider.

ARTICLE IV

ACCESS TO INFORMATION AND PERSONNEL

Section 4.1 Access to Information. Subject to the confidentiality provisions set forth in Article V below and any other restrictions contained in this Agreement, each Party shall, and shall cause their respective Affiliates to, provide, upon written request, any information within such Party’s, or their respective Affiliates’, possession that the requesting Party reasonably needs in connection with Services being provided by or to such requesting Party (i) to comply with requirements imposed on the requesting Party by a governmental authority; (ii) for use by such requesting Party in any proceeding or to satisfy audit, accounting, tax or similar requirements; or (iii) to comply with such requesting Party’s obligations under this Agreement.

Section 4.2 Privilege. The Parties recognize that legal and other professional services have been and will be provided prior to and following the Effective Date that were or will be rendered for the collective benefit of each of the Parties to this Agreement. The Parties agree that their respective rights with respect to all privileged information in connection with such services shall be governed by Section 9.6 of the Separation Agreement.

ARTICLE V

CONFIDENTIALITY

Section 5.1 Confidential Information.

(a) Each Party may from time to time disclose Confidential Information to another Party (both orally and in writing) to the extent necessary to carry out their obligations or exercise their rights under this Agreement and the Exhibits, including with respect to Services.

(b) Each receiving Party agrees to treat all Confidential Information provided by any disclosing Party pursuant to this Agreement and any Exhibits as proprietary and confidential to the disclosing Party, and the receiving Party shall not (without the prior written consent of the disclosing Party) disclose or permit disclosure of such Confidential Information to any third party; provided, that the receiving Party may disclose, on a need-to-know basis, such Confidential Information to (i) its third party subcontractors or to its Affiliates who have signed non-disclosure agreements with the receiving Party (1) that are at least as protective as the terms set forth herein (for purposes of this Section 5.1(b) a confidentiality term of at least five years is sufficient), (2) that provide that the disclosing Party may enforce such non-disclosure agreement against such third party subcontractor with respect to such disclosing Party’s Confidential Information if the receiving Party does not promptly enforce such agreement at the disclosing Party’s written request with respect to any specified breach of such non-disclosure agreement and (3) for which a copy of such non-disclosure agreement has been provided to the disclosing Party, and/or (ii) its current employees, officers, or directors, or legal or financial representatives. For the avoidance of doubt, non-disclosure agreements in effect prior to the date of commencement of Services under any Services Agreement are not required to be amended to comply with the foregoing sentence, notwithstanding that Confidential Information may be disclosed pursuant to such non-disclosure agreement after the date of commencement of Services under such Services Agreement. The receiving Party agrees to safeguard all Confidential Information of the disclosing Party with at least the same degree of care (which in no event shall be less than reasonable care) as the receiving Party uses to protect its own Confidential Information. The receiving Party shall use the disclosing Party’s Confidential Information solely for the purpose of fulfilling its obligations and exercise its rights under this Agreement and the Exhibits. The receiving Party further agrees not to use or disclose the disclosing Party’s Confidential Information for its own benefit or for the benefit of others, except as otherwise contemplated by this Agreement, the Exhibits, or the disclosing Party in writing.

(c) Notwithstanding this Section 5.1, the Parties acknowledge and agree that the information shall not be deemed Confidential Information, and the receiving Party shall have no confidentiality, non-use or nondisclosure obligation with respect to any such information to the extent that it is: (i) independently developed by the receiving Party after the date hereof without the use of any Confidential Information and any breach of this Agreement by the receiving Party, as established by documentary evidence; (ii) in the public domain by no fault or wrongful act of the receiving Party; (iii) with respect to Confidential Information that is disclosed by the disclosing Party after the date of commencement of Services under any Services Agreement but not any Confidential Information of the disclosing Party disclosed to the receiving Party on or before such date, known by the receiving Party prior to disclosure by the disclosing Party, as established by documentary evidence; (iv) disclosed to the receiving Party by a third party who was not under a similar restriction or obligation of confidentiality to the disclosing Party, and without breach of this Agreement; or (v) approved for release by written authorization of the disclosing Party and/or the third party owner of the disclosed information; provided, that other documentation (e.g., taped, transcribed or click stream data) shall constitute written authorization of a third party owner for purposes hereof. The Parties further acknowledge and agree that Confidential Information may be disclosed pursuant to the lawful requirement or order of a court or governmental agency; provided, that upon the receiving Party’s request for such a disclosure, the receiving Party gives prompt written notice thereof to the disclosing Party (unless such notice is not possible under the circumstances, and in such event, such notice shall be provided as promptly as possible thereafter) so that the disclosing Party may have the opportunity to intervene and contest such disclosure and/or seek a protective order or other appropriate remedy.

(d) The exceptions to Confidential Information set forth in Sections 5.1(c)(i)-(iv) shall not apply to personally identifiable information accessed and/or held by either Party, unless the receiving Party can establish, by documentary evidence, that it lawfully received the same personally identifiable information independently from (i) the owner of such personally identifiable information, (ii) person to whom such personally identifiable information relates or (iii) from a party with the legal authority to provide such personally identifiable information to the receiving Party on behalf of such owner or person. As between the receiving Party and the disclosing Party, the receiving Party shall bear all responsibility and liability for the receiving Party’s disclosure and all other uses of the personally identifiable information which the receiving Party receives (except to the extent that the receiving Party is acting with respect to such personally identifiable information, in accordance with the express directions of the disclosing Party, in which case the receiving Party’s responsibility and liability shall be determined in accordance with the other provisions of this Agreement).

(e) All Confidential Information transmitted or disclosed hereunder will be and remain the property of the disclosing Party, and the receiving Party shall (at the disclosing Party’s election) promptly destroy or return to the disclosing Party, as directed by the disclosing Party, any and all copies thereof upon termination or expiration of this Agreement and/or the applicable Exhibit, or upon the written request of the disclosing Party, to the extent such destruction or return does not affect the ability of the receiving Party to perform any Services required hereunder; except, that (i) the receiving Party may elect to destroy rather than return copies of the disclosing Party’s Confidential Information that are commingled or otherwise intertwined with other information not owned by the disclosing Party and not readily separable from such other information and (ii) the receiving Party is not obligated to return or destroy copies of Confidential Information that are required to be maintained by applicable law or regulation or such Party’s business management policies, or that are unreasonably burdensome to separate out from other information for purposes of return or destruction (such as copies thereof commingled with other information in electronic mail archives); provided, that, for avoidance of doubt, the receiving Party is excused by this Section 5.1(e)(ii) only for so long as the applicable exception to return or destruction under this Section 5.1(e)(ii) applies, and any such Confidential Information that is maintained by the disclosing Party otherwise remains subject to the terms and conditions of this Section 5.1. Upon the request of the disclosing Party, the receiving Party shall certify any such destruction in writing.

(f) Nothing in this Agreement shall be construed to limit or prohibit the receiving Party from independently creating or developing (or having created or developed for it), or from acquiring from third parties, any information, products, concepts, systems, or techniques that are similar to or compete with the information, products, concepts, systems, or techniques contemplated by or embodied in the disclosing Party’s Confidential Information; provided, that (in connection with such creation, development, or acquisition) the receiving Party does not violate any of its obligations under this Agreement. Notwithstanding the foregoing in this subsection (f), the receiving Party shall not, nor assist others to, disassemble, decompile, reverse engineer, or otherwise attempt to recreate, the disclosing Party’s Confidential Information.

(g) The Parties acknowledge and agree that, given the unique and proprietary nature of the Confidential Information, monetary damages may not be calculable or a sufficient remedy for any breach of this Section 5.1 by the receiving Party, and that the disclosing Party may suffer great and irreparable injury as a consequence of such breach. Accordingly, each Party agrees that, in the event of such a breach or threatened breach, the disclosing Party shall be entitled to seek equitable relief (including, but not limited to, injunction and specific performance) in order to remedy such breach or threatened breach. Such remedies shall not be deemed to be exclusive remedies for a breach by the receiving Party but shall be in addition to any and all other remedies provided hereunder or available at Law or equity to the disclosing Party.

(h) Each of the Parties shall be permitted to disclose the existence and terms of this Agreement and the Exhibits to which it or any of its Affiliate is either providing or receiving Services in connection with a potential acquisition, disposition, financing or other strategic transaction involving the business or assets to which this Agreement relates; provided, that such disclosure is (i) made solely to those Persons having a reasonable need to know such information, and only to the extent reasonably necessary, for evaluation of such potential transaction, (ii) with respect to financial terms, not to a direct competitor of the other Party and (iii) subject to a written confidentiality agreement executed by the Person to whom, or on whose behalf, such information is disclosed and on terms and conditions no less protective of the confidentiality of such information than those contained herein (for purposes of this Section 5.1(h) a confidentiality term of at least five years is sufficient).

(i) Each Party acknowledges that (i) the Confidential Information in its possession upon its Separation may include Confidential Information owned by another Party or one of another Party’s Affiliates either inadvertently or due to technical limitations in expunging such information, and (ii) notwithstanding such possession, such Confidential Information remains the property of such other Party or such other Party’s Affiliates. Each Party agrees not to use any such Confidential Information for any purpose, and to remove such Confidential Information from its databases and other systems as soon as practicable after such removal would not be unduly burdensome to such Party.

Section 5.2 Intellectual Property and Data.

(a) Work Product; License Grants.

(i) Unless otherwise expressly agreed to by the Parties to a Services Agreement in the applicable Exhibit, any and all Work Product created by under such Services Agreement shall be owned exclusively by the Service Recipient Party thereunder, and the Service Provider Party expressly disclaims any and all right, title, or interest in and to such Work Product. In addition, in the event and to the extent that any Work Product contains any Service Provider Party technology or other intellectual property, then the Service Provider Party (or its licensors or subcontractors, if applicable) shall be deemed to have granted to Service Recipient a nonexclusive, perpetual, and royalty-free license to use such Service Provider technology or other intellectual property (subject to any restrictions set forth elsewhere in this Agreement or the applicable Exhibits) only within such Work Product.

(ii) Subject to the terms and conditions of this Agreement, including Section 5.2(a)(i), and any applicable third party agreements pursuant to which Service Recipient Parties obtain rights to intellectual property and data, and except as expressly provided otherwise in a Services Schedule, each Service Recipient Party under a Services Agreement hereby grants, on behalf of itself and its Affiliates, to the Service Provider Party and its Affiliates under such Services Agreement, a limited, non-exclusive, royalty-free license to copy, display, perform, transmit, create derivative works from and otherwise modify, make, use and otherwise exploit, during the Term, such intellectual property and data that is provided or otherwise made available by Service Recipient or its Affiliates to Service Provider and its Affiliates under a Services Agreement for performance of Service Provider’s and its Affiliates’ obligations under such Services Agreement. The foregoing license grant is limited to use or other exploitation solely as reasonably necessary in connection with the performance of the Services under the applicable Services Schedule.

(iii) Subject to the terms and conditions of this Agreement, including Section 5.2(a)(i), and any applicable third party agreements pursuant to which Service Providers obtain rights to intellectual property and data, and except as expressly provided otherwise in a Services Schedule, each Service Provider hereby grants, on behalf of itself and its Affiliates, to Service Recipients and its Affiliates, a limited, non-exclusive, royalty-free license to copy, display, perform, transmit, create derivative works from and otherwise modify, make, use and otherwise exploit, during the Term, such intellectual property and data that is provided or otherwise made available by Service Provider or its Affiliates to Service Recipient and its Affiliates for receipt and use of the Services or for performance of Service Recipient’s and its Affiliates’ obligations under this Agreement. The foregoing license grant is limited to use or other exploitation solely as reasonably necessary in connection with the receipt and use of the Services under the applicable Services Schedule.

(b) Ownership of Data and Intellectual Property.

(i) Except for the ownership of Work Product and license grants made pursuant to Section 5.2(a) and except as expressly provided otherwise in a Services Schedule, each Party and its Affiliates will retain all right, title and interest in and to its technology and other intellectual property used in connection with the Services, including ownership of any technology or other intellectual property created by such Party or its Affiliates as a Service Provider in providing the Services. Data generated or collected by Service Provider for a Service Recipient will be owned by the Service Recipient (other than Service Provider’s proprietary technical data used or generated in providing the Services that relate to the operation of the Service Provider’s infrastructure). Notwithstanding the foregoing, each Party and its Affiliates may independently create or acquire any intellectual property or data that is deemed by this Agreement to be owned by the other Party and its Affiliates hereunder; provided, that such independent creation or acquisition does not reference or use the intellectual property or data of the other Party and its Affiliates, and such independent creation or acquisition does not breach any other obligations under this Agreement, including the obligations set forth in Section 5.1 regarding confidentiality.

(ii) To the extent that any right, title or interest in or to any intellectual property or data vests in a Party or an Affiliate thereof, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party shall or cause its Affiliates to, and hereby does, perpetually and irrevocably assign to the appropriate Party any and all such right, title and interest throughout the world in and to such intellectual property and data, free and clear of all liens and encumbrances.

(c) Residual Information. Notwithstanding anything to the contrary in this Article V or in Section 2.5, nothing in this Agreement shall preclude the Service Provider Party (and its Affiliates) under any Services Agreement from using any general information, ideas, concepts, know-how, techniques, programming routines and subroutines, methodologies, processes, skills, or expertise (collectively, “Residual Information”) which such Service Provider Party’s (and its Affiliates’) employees or contractors retain in their unaided memory and derive from the provision of the Services under such Services Agreement, and which are no more than skillful variations of general processes known to the computer data processing and/or information technology industries (and, as such, are neither proprietary, confidential, nor trade secret information); provided, however, that the Service Provider Party (including its Affiliates) under such Services Agreement does not breach its confidentiality obligations under Section 5.1 with respect to personally identifiable information.

(d) Access to Intellectual Property and Data. As set forth in any applicable Exhibit, and as otherwise requested from time to time by the Service Recipient Party, the Service Provider Party will promptly provide to the Service Recipient Party (and shall not withhold for any reason) copies of Work Product and data owned by the Service Recipient or to which it has a perpetual license in accordance with this Section 5.2. Such data shall be delivered in a mutually agreed to format (but in no event other than a generally available commercial format if the Parties are unable to agree on format). Service Recipient shall be responsible for the incremental actual costs of such deliveries, to the extent such costs are not already included in the cost for the associated Services.

(e) Reservation of Rights. Except as set forth in the preceding sections of this Section 5.2, each Service Provider and its Affiliates, on the one hand, and the Service Recipients and their Affiliates, on the other hand, retain all right, title and interest in and to their respective intellectual property and data, and no other license or other right, express or implied, is granted to any other Party or its Affiliates under this Agreement with respect to a Party’s or its Affiliates’ intellectual property or data.

ARTICLE VI

DISCLAIMER AND LIMITATION OF LIABILITY

Section 6.1 Disclaimer of Warranties. EACH SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED BY IT WITH RESPECT TO THIS AGREEMENT OR ANY SERVICES AGREEMENT.

Section 6.2 Limitation of Consequential Damages. NO PARTY (OR ANY OF ITS OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF ITS AFFILIATES OR SUBSIDIARIES OR THEIR OFFICERS, DIRECTORS OR EMPLOYEES OR ANY AGENT OR SUBCONTRACTOR OF A PARTY OR OF THE FOREGOING) SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR REVENUE) RESULTING OR ARISING FROM THE SERVICES, ANY PERFORMANCE OR NONPERFORMANCE OF THE SERVICES OR TERMINATION OF THE SERVICES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY.

ARTICLE VII

INDEMNIFICATION

Section 7.1 General Cross Indemnification. Each Party to a Services Agreement agrees to indemnify and hold harmless (in such capacity, the “Indemnifying Party”) each other Party and each of the respective officers, directors, employees and agents of such Party against any and all Losses incurred by any such Party or person arising out of Third Party Actions), arising out of, pertaining to or in connection with (a) any material and intentional breach by the Indemnifying Party or its Affiliates of this Agreement and the applicable Exhibit and (b) the willful misconduct or gross negligence of the Indemnifying Party. For the avoidance of doubt, the provisions of this Section 7.1 shall be subject to the limitation of damages provisions of Sections 1.17 and 6.2.

Section 7.2 Procedure.

(a) If any Third Party Action shall be brought against any person entitled to indemnification pursuant to this Article VII (the “Indemnitees”) in respect of which indemnity may be sought against any Indemnifying Party (“Indemnifiable Action”), such Indemnitee shall promptly notify the relevant Indemnifying Party, and such Indemnifying Party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses.

(b) In furtherance of the foregoing, such Indemnitee shall have the right to employ separate counsel in any Indemnifiable Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the relevant Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) such Indemnifying Party has failed to assume the defense and employ counsel, or (iii) the named parties to an Indemnifiable Action (including any impleaded parties) include both an Indemnitee and such Indemnifying Party and such Indemnitee shall have been advised by its counsel that representation of such Indemnitee and such Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case such Indemnifying Party shall not have the right to assume the defense of such Indemnifiable Action on behalf of such Indemnitee). It is understood, however, that the relevant Indemnifying Party shall, in connection with any one such Indemnifiable Action or separate but substantially similar or related Indemnifiable Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified persons not having actual or potential differing interests among themselves, and that all such fees and expenses shall be reimbursed as they are incurred.

(c) Such Indemnifying Party shall not be liable for any settlement of any such Indemnifiable Action effected without its written consent, but if settled with such written consent, or if there be a final judgment for the plaintiff in any such Indemnifiable Action, such Indemnifying Party agrees to indemnify and hold harmless each Indemnitee, to the extent provided in this Article VII, from and against any Losses by reason of such settlement or judgment.

Section 7.3 Other Matters.

(a) No Indemnifying Party shall, without the prior written consent of an Indemnitee, effect any settlement of any pending or threatened Indemnifiable Action in respect of which such Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such Indemnifiable Action.

(b) Any Losses for which an Indemnitee is entitled to indemnification or contribution under this Article VII shall be paid by the Indemnifying Party to the Indemnitee as such Losses are incurred. The indemnity and contribution agreements contained in this Article VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, Indemnifying Party, their directors, officers, employees or agents and (ii) any termination of this Agreement.

(c) The Parties shall, and shall cause their respective Subsidiaries to, cooperate with each other in a reasonable manner with respect to access to unprivileged information and similar matters in connection with any Indemnifiable Action. The provisions of this Article VII are for the benefit of, and are intended to create third party beneficiary rights in favor of, each of the Indemnitees referred to herein.

ARTICLE VIII

OTHER PROVISIONS

Section 8.1 Records. Each Service Provider Party to a Services Agreement agrees to maintain accurate records arising from or related to any Services provided under such Services Agreement, including accounting records (which shall also be at least sufficient to permit a proper SAS-70 Audit in accordance with Section 2.5, and to verify the “true-up” of Costs subject to Section 1.10) and documentation produced in connection with the rendering of any Services. Each Service Provider’s accounting records and as appropriate, other records, shall be reasonably sufficient to permit the computation and verification of all payments due hereunder.

Section 8.2 Inspection Rights. During the Term and for sixty (60) days thereafter, each Service Provider Party to a Services Agreement shall, upon twenty (20) days’ prior written notice from the Service Recipient Party to such Services Agreement, permit such Service Recipient or its authorized representatives to inspect and audit such Service Provider’s records relating to the Services during regular business hours; provided, that the Service Recipient shall comply with the Service Provider’s reasonable security and safety procedures as such procedures are communicated to such Service Recipient and that any expenses (including relating to copying) in connection the inspection or audit shall be the sole obligation of such Service Recipients.

Section 8.3 Statement on Auditing Standards 70.

The Parties acknowledge and agree that Cendant will engage a qualified independent, third party to perform an audit that complies with the Statement on Auditing Standards No. 70 (“SAS-70”) requirements, covering the Services provided by Cendant, as Service Provider, under Exhibits [            ] (the “SAS-70 Audit”). The Parties further acknowledge and agree that the scope of the SAS-70 Audit must be sufficient enough to allow each Party to comply with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, as amended. The Parties shall bear all out-of-pocket costs and expenses associated with the SAS-70 Audit equally. If the SAS-70 Audit reveals non-compliance with any applicable law, rule, regulation or SAS-70 requirement, Cendant shall, and shall cause its relevant Affiliates and subcontractors to, promptly remedy such non-compliance. Cendant and each of the other Parties affected by such non-compliance shall bear all out-of-pocket costs and expenses associated with such remediation equally.

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) This Agreement may be terminated, as between any two Parties, by mutual written consent of each such Party (such termination shall also terminate all Service Agreements hereunder between such Parties), and any Services Agreement may be terminated (x) by mutual written agreement of the relevant Parties to such Services Agreement, (y) as may be set forth in the applicable Exhibit or (z) by any Party to a Services Agreement (a “Non Defaulting Party”) upon written notice to one or more of the other relevant Parties to such Services Agreement if:

(i) the other Party fails in any material respect to perform its obligations under or breaches in any material respect this Agreement or the applicable Services Agreement (the “Defaulting Party”) and such failure to perform or breach of an obligation is not cured within sixty (60) days of the date on which written notice is received by the Defaulting Party setting forth in reasonable detail the manner in which the Defaulting Party failed to perform its obligations hereunder and stating that the Non-Defaulting Party intends to terminate this Agreement with respect to the Defaulting Party if such failure or breach is not cured within sixty (60) days of such notice. For the avoidance of doubt, the foregoing shall not limit any rights of a payee Party under Section 1.12(b); or

(ii) the other Party makes a general assignment for the benefit of creditors, becomes insolvent, a receiver is appointed, or a court approves reorganization or arrangement proceedings.

(b) Any Service or Services provided hereunder may be terminated by a Service Provider upon written notice to the relevant Service Recipient(s) of such Service or Services if performance of any such Service or Services has been rendered impossible or impracticable by reason of the occurrence of any of the events described in Section 10.1; provided, that such Service Provider has used commercially reasonable efforts not to suspend services as provided in Section 1.13.

(c) Any Service or Services provided hereunder may be terminated by a Service Recipient upon thirty (30) days prior written notice (or such period of time set forth in the applicable Exhibit, if different) to the relevant Service Provider(s) of such Service or Services for any or no reason; provided, that (i) such termination does not materially adversely affect any other Party or its Affiliates that receive such terminated Services or other services affected by such termination; and (ii) for avoidance of doubt, such Service Recipient will be liable for all Transition Costs and Unrecovered Costs in connection with such termination for convenience, in accordance with Section 9.3.

Section 9.2 Termination Notices. Any termination notice delivered by any Party shall specify the effective date of termination and, where applicable, in detail the Service or Services to be terminated.

Section 9.3 Consequences of Termination. In the event that this Agreement is terminated for any reason or a Service is terminated pursuant to the relevant Exhibits or pursuant to Section 9.1(b) or Section 9.1(c):

(a) Upon request, each Party involved in such Service shall return to the other applicable Party(ies) all tangible personal property, books and records owned by the other Party and relating to the Services in their possession (other than Confidential Information, which is governed by Section 5.1) as of the relevant termination date; and

(b) In the event of any expiration or termination, in whole or in part, of any Service, Service Recipient shall pay to Service Provider (i) all reasonable Transition Costs as incurred and invoiced on a monthly basis, and (ii) shall continue to pay any Unrecovered Costs in accordance with the same payment schedule as such costs would have been paid if the applicable Services had continued to be provided until their intended expiration date. Invoices for such charges shall be prepared in reasonable detail by the relevant Service Provider and payment shall be due within thirty (30) days after receipt of such invoice.

(c) Service Provider and Service Recipient shall cooperate and use commercially reasonable efforts to minimize Transition Costs and Unrecovered Costs that may arise under this Agreement (including, e.g., by exercising early termination rights under vendor contracts where the total cost of early termination is less than continued payments under such contracts as contemplated for the remainder of the Term for such terminated Services). To the extent that any Unrecovered Costs are incurred by Service Provider over the remaining Term for such Services (rather than at or about the time of termination), but paid by Service Recipient prior to such time actually incurred by Service Provider, Service Recipient shall pay to Service Provider the net present value of such costs, at a mutually agreed to discount rate.

Section 9.4 Survival. Expiration or termination of all or a portion of the Services for any reason shall not terminate the other obligations of the Parties hereunder, which shall survive any such termination; provided, however, that this Agreement shall terminate as between any Service Provider and Service Recipient listed on an Exhibit upon the end of the Term specified in such Exhibit; provided, further, that the obligations of the Parties under Articles V and VII shall survive the termination of this Agreement. Subject to the foregoing, expiration or termination of the Services for any reason shall not terminate any Parties’ obligation to pay any money owed hereunder up to or as a result of the termination of such Services or obligations and rights arising out of any willful misconduct or gross negligence of any Party occurring prior to such termination or expiration or, including the obligation to pay any money owed hereunder up to or as a result of the termination of such Services.

ARTICLE X

MISCELLANEOUS

Section 10.1 Force Majeure. None of the Parties shall be responsible for the delay in the performance of any obligation hereunder due to labor disturbances, pandemic, accidents, fires, storms, floods, earthquake, explosion, wars, acts of terrorism, riots, rebellions, insurrections, blockages, strike or labor disruption, acts of governments, governmental requirements and regulations, restrictions imposed by law or any other similar conditions, beyond the reasonable control and without the fault or negligence of such Party, and the time for performance by such Party shall be extended by the period of such delay. Notwithstanding the foregoing, in no event shall any of the Service Recipients be relieved of their payment obligations to the relevant Service Provider for Services delivered.

Section 10.2 Assignment. Except as otherwise provided in this Agreement, including under Section 1.1, neither this Agreement nor any of the rights, interests or obligations of any Party hereto under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, that each Party (a) may assign any of the foregoing to one or more of its Affiliates and (b) may assign any of the foregoing in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, further, that no Service Provider or Service Recipient will be obligated to materially change the nature, scope or volume of the Services it provides or receives, respectively, under any Services Agreement, as a result of any such disposition by any Party (or any disposition by any of such Party’s Affiliates). Any assignment or other disposition in violation of the preceding sentence shall be void. Subject to the foregoing in this Section 10.2, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Nothing in this Section 10.2 affects the ability of any of the Parties to terminate any of the Services in accordance with the provisions of this Agreement.

Section 10.3 Relationship of the Parties. None of the Parties is an agent of the other and has any authority to bind any other Party, transact any business in any other Party’s name or on its behalf, or make any promises or representations on behalf of any other Party unless provided for in the Exhibits or agreed to in writing.

Section 10.4 Governing Law and Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York. Subject to Section 10.7, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article X or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.4. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.5 Entire Agreement. This Agreement and the Exhibits referred to in this Agreement, as such Exhibits may be amended from time to time in accordance with Section 10.13, and the Separation Agreement constitute the entire agreement among the Parties hereto relating to the Services and obligations to be provided by the Parties, and there are no further agreements or understandings, written or oral, among the Parties with respect thereto.

Section 10.6 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To Cendant:

Prior to completion of the Separations:

Cendant Corporation

9 West 57th Street

New York, New York 10019

Attn: General Counsel

Facsimile: (212) 413-1826

Prior to and following the Separations:

Cendant Corporation

Six Sylvan Way

Parsippany, New Jersey 07054

Attn: General Counsel

Facsimile: (973) 496-3712

To Realogy:

Realogy Corporation

One Campus Drive

Parsippany, New Jersey 07054

Attn: General Counsel

Facsimile: (973) 496-1127

To Wyndham:

Wyndham Worldwide Corporation

Seven Sylvan Way

Parsippany, New Jersey 07054

Attn: General Counsel

Facsimile: (973) 496-5915

To Travelport:

Travelport Inc.

Seven Sylvan Way

Parsippany, New Jersey 07054

Attn: General Counsel

Facsimile: (973) 496-6160

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York City time, and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.7 Negotiation and Mediation.

Any disputes among the Parties hereto arising under this Agreement shall be resolved pursuant to the dispute resolution procedures contained in Article X of the Separation Agreement as if such provision applied to the Parties hereto. The obligations of the Parties pursuant to this Section 10.7 shall survive any termination of this Agreement or the Separation Agreement.

Section 10.8 Conflicting Provisions. In the event any provision of the Exhibits or the Separation Agreement conflicts or is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall be controlling unless and to the extent such Exhibit specifically provides to the contrary; provided, that nothing in any Exhibit may supersede or otherwise modify any Non-Variable Provisions.

Section 10.9 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.10 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by all Parties and delivered to the other Party(ies).

Section 10.12 Further Cooperation. Each Party agrees to cooperate with the other, at any other Party’s reasonable request, to execute any and all documents or instruments, or to obtain any consents, in order to assign, transfer, perfect, record, maintain, enforce or otherwise carry out the intent of the terms of this Agreement.

Section 10.13 Amendment and Waiver. This Agreement and the Services Agreements may not be amended or modified except by a writing signed by an authorized signatory of each Party; provided, that any Services Agreement may be amended or modified by a writing signed by an authorized signatory of each Party to such Services Agreement. No waiver by any Party or any breach or default hereunder or under any Services Agreement shall be deemed to be a waiver of any preceding or subsequent breach or default.

Section 10.14 Duly Authorized Signatories. Each Party represents and warrants that its signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary corporate or other appropriate action to execute this Agreement.

Section 10.15 Waiver of Trial By Jury. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.17 No Third Party Beneficiaries. Other than the Indemnitees under Article VII, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.18 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 10.19 Certain Definitions. For purposes of this Agreement:

(a) “Action” means any claim, action, cause of action, dispute, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other.

(b) “Additional Services” has the meaning set forth in Section 1.2.

(c) “Adjustment Amount” has the meaning set forth in Section 1.10(a).

(d) “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; it being understood that prior to its respective separation from Cendant, each of Realogy, Travelport and Wyndham, as the case may be, shall each be an Affiliate of Cendant and vice-versa.

(e) “Agreement” has the meaning set forth in the preamble to this Agreement.

(f) “Business Day” or “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

(g) “Cendant” has the meaning set forth in the preamble to this Agreement.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Confidential Information” means any information disclosed by a Party to any other Party whether obtained before or after the execution of this Agreement relating to the business, finances, technology or operations of the providing Party relating to this Agreement or the provision or receipt of Services hereunder or under any Exhibit. Such information may include financial, technical, legal, marketing, network, and/or other business information, reports, records, or data (including, but not limited to, computer programs, code, systems, applications, analyses, passwords, procedures, output, information regarding software, sales data, vendor lists, customer lists, and employee- or customer-related information, personally identifiable information, business strategies, advertising and promotional plans, creative concepts, specifications, designs, and/or other material).

(j) “Cost” has the meaning set forth in Section 1.10(b).

(k) “Defaulting Party” has the meaning set forth in Section 9.1(a)(i).

(l) “Effective Date” has the meaning set forth in the preamble.

(m) “Employee Severance Cost” has the meaning set forth in Section 1.9.

(n) “Exhibit” has the meaning set forth in Section 1.1(a).

(o) “Hospitality Business” shall have the meaning set forth in the Separation Agreement.

(p) “Indemnifiable Action” has the meaning set forth in Section 7.2(a).

(q) “Indemnifying Party” has the meaning set forth in Section 7.1.

(r) “Indemnitees” has the meaning set forth in Section 7.2.

(s) “Interest Rate” has the meaning set forth in Section 1.12(a).

(t) “Losses” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights thereunder).

(u) “New York Courts” has the meaning set forth in Section 10.4.

(v) “Non Defaulting Party” has the meaning set forth in Section 9.1(a).

(w) “Non-Variable Provisions” means Section 1.3(b), Section 1.9, Section 1.10, Section 1.12 and Section 2.4(a).

(x) “Party” or “Parties” has the meaning set forth in the preamble.

(y) “Prime Rate” shall mean the rate per annum publicly announced by JPMorgan Chase Bank (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

(z) “Privilege” means any privilege, including privileges arising under or related to the attorney-client or attorney work product privileges.

(aa) “Proceeding” has the meaning set forth in Section 2.1(a).

(bb) “Real Estate Business” shall have the meaning set forth in the Separation Agreement.

(cc) “Realogy” has the meaning set forth in the preamble.

(dd) “Re-Hire Reimbursement Period” has the meaning set forth in Section 1.9.

(ee) “Re-Hire Severance Reimbursement Amount” has the meaning set forth in Section 1.9.

(ff) “SAS-70” has the meaning set forth in Section 8.3.

(gg) “SAS-70 Audit” has the meaning set forth in Section 8.3.

(hh) “Securities Act” means the Securities Act of 1933, as amended.

(ii) “Separations” has the meaning set forth in the preamble.

(jj) “Separation Agreement” has the meaning set forth in the preamble.

(kk) “Service Provider” means a Party providing the Services, as set forth in the relevant Exhibits.

(ll) “Service Recipient” means a Party receiving the Services, as set forth in the relevant Exhibits.

(mm) “Service Recipient Payables” has the meaning set forth in Section 1.8.

(nn) “Service Taxes” has the meaning set forth in Section 3.1.

(oo) “Services” has the meaning set forth in Section 1.1(a).

(pp) “Services Agreement” has the meaning set forth in Section 1.1(a).

(qq) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(rr) “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any governmental entity.

(ss) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

(tt) “Third Party Action” has the meaning set forth in Section 2.1(b).

(uu) “Term” has the meaning set forth in Section 1.4.

(vv) “Transition Costs” means the reasonable out-of-pocket costs and the expenses, labor, and materials incurred by Service Provider in transitioning the performance of Services to Service Recipient in accordance with this Agreement and any other costs, expenses, labor and materials that are proposed and reasonably incurred by Service Provider in winding down the provision of such Service.

(ww) “Travelport” has the meaning set forth in the preamble.

(xx) “Travel Business” shall have the meaning set forth in the Separation Agreement.

(yy) “TSA Overhead” has the meaning set forth in Section 1.16.

(zz) “Unrecovered Costs” means any reasonable unamortized hardware, software or other costs and charges that are allocated to such Service (such allocation made in accordance with this Agreement, including Section 1.10), as of the termination date of either this Agreement or of such Service, as applicable (including any prepaid hardware and software maintenance fees and unamortized license or leasing payments).

(aaa) “Vehicle Rental Business” shall have the meaning set forth in the Separation Agreement.

(bbb) “Work Product” means reports, surveys, promotional materials, photographs, logos, artwork, graphics, signs, computer code, scripts, documentation, data, specifications or other materials, writings, or works of authorship that is created by a Service Provider Party specifically for a Service Recipient Party in the course of rendering the Services under a Services Agreement, but excluding any of the foregoing created by the Service Provider Party in the ordinary course of maintaining information technology infrastructure to provide Services to any Service Recipient Party.

(ccc) “Wyndham” has the meaning set forth in the preamble.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf on the day and year first above written.

CENDANT CORPORATION

By:
Name:
Title:

REALOGY CORPORATION

By:
Name:
Title:

TRAVELPORT INC.

By:
Name:
Title:

WYNDHAM WORLDWIDE CORPORATION

By:
Name:
Title: